Exhibit 4.1

SECURED CONVERTIBLE PROMISSORY NOTE

$3,000,000.00	July 20, 2018

Subject to the terms and conditions of this Secured Convertible Promissory Note (this “Note”), for value received, EVO Transportation & Energy Services, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Dan Thompson II LLC (the “Holder”), the principal sum of Three Million Dollars ($3,000,000.00) (the “Principal Amount”), together with interest thereon accruing on and from the date hereof until the entire Principal Amount is paid (or converted, as provided in Section 2 hereof), at an annual rate equal to 9.0% (the “Base Rate”). Interest shall be calculated based on a 365-day year, compounded quarterly, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law.

This Note is issued by the Borrower pursuant to the Note Purchase Agreement (the “Purchase Agreement”) dated July 20, 2018, by and among the Borrower, the Holder, and the other investors who become party thereto.

The Borrower promises to pay to the Holder the Principal Amount, together with interest on the Balance (defined below) at the Base Rate, as follows:

(a) interest on the Balance at the Base Rate from the date hereof, payable in arrears in quarterly installments on the first day of each calendar quarter (first payment commencing October 1, 2018) until the Balance has been paid in full in readily payable United States funds or converted into Common Stock (defined below) in the manner provided herein; provided that, the Holder may agree, in its sole discretion, by providing notice to the Borrower, to add such accrued and unpaid interest payment to the principal amount hereof on the first day of each calendar quarter (the “PIK Interest”);

(b) if a Triggering Event shall have occurred, the Balance, all Accrued Interest, and all other amounts due under this Note shall be due and payable at the time of the Triggering Event in immediately available United States funds;

(c) if the Balance and the accrued and unpaid interest thereon (the “Accrued Interest”) have not been previously converted as provided in Section 2 hereof, then the entire Balance and the Accrued Interest shall be automatically converted on the Maturity Date into Common Stock in accordance with Section 2.c, but if and only if the criteria for conversion set forth in Section 2.c are satisfied on the Maturity Date; provided, however,

(d) if not sooner paid or converted in accordance with Section 2.c, the Balance, all Accrued Interest, and all other amounts due under this Note shall be due and payable in full on July 31, 2020 (the “Maturity Date”) in immediately available United States funds.

Borrower may not prepay all or any part of the Balance until one day after the first anniversary of the date hereof (the “Anniversary Date”) and then if and only if the Accrued Interest is paid in full in readily payable United States funds or converted into Common Stock in accordance with Section 2 hereof. The Borrower thereafter may prepay all or any part of the Balance at any time without the prior written consent of the Holder and without penalty, but only if the then Accrued Interest is paid in full in readily payable United States funds or converted into Common Stock in accordance with Section 2.c.

The following is a statement of certain rights of Holder and the terms and conditions to which this Note is subject and to which the Holder, by acceptance of this Note, agrees:

1. Ranking of Notes; Application of Payments. This Note and every provision hereof is subordinate (in right of payment, collateral security and enforcement) to the payment rights of (a) David M. Leavenworth under the Secured Bridge Note, dated February 29, 2016, by Titan CNG LLC and (b) the holders of the notes issued or guaranteed by the Company in connection with that certain Agreement and Plan of Securities Exchange, dated January 11, 2017, by and among EVO CNG, LLC, Environmental Alternative Fuels, LLC, Danny R. Cuzick, Damon R. Cuzick, Theril H. Lund, Thomas J. Kiley and the Company. Subject to the foregoing provisions, all payments will be applied first to the repayment of accrued fees, costs and expenses under this Note, then to Accrued Interest until it has been paid in full, and then to the repayment of the Balance until it has been paid in full.

2. Conversion of Note.

a. Definitions.

“Balance” means the outstanding principal balance due under this Note, including any PIK Interest added to the principal in accordance with the terms hereof.

“Common Stock” means the common stock of Borrower, par value $0.0001 per share.

“Exchange Ratio” means $2.50, adjusted as follows:

(1) If the Borrower shall at any time or from time to time after the date hereof effect a split or subdivision of the outstanding Common Stock, the Exchange Ratio shall be proportionately increased.

(2) If the Borrower shall at any time or from time to time after the date hereof combine or effect a reverse split of the outstanding shares of Common Stock, the Exchange Ratio shall be proportionately decreased.

(3) Any adjustment under this subsection iii shall become effective at the close of business on the date the split, subdivision, combination or issuance becomes effective.

“Stock Exchange” means the principal national securities exchange on which shares of Common Stock are listed (must be the Nasdaq Capital Market, NYSE American Market or a higher tier of such stock exchanges).

“Triggering Event” means:

(1) reorganization, recapitalization, reclassification, consolidation or merger involving the Borrower in which the Borrower is not the surviving or resulting corporation; or

(2) the sale, lease, transfer, or other disposition, in a single transaction or series of related transactions, by the Borrower of all or substantially all the assets of the Borrower taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Borrower if substantially all of the assets of the Borrower and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, or other disposition is to a wholly owned subsidiary of the Borrower.

b. Optional Conversion of Note by Holder. At any time and from time to time after the Anniversary Date, as well as at any time within 90 days after the Holder’s receipt of notice of the consummation of the Triggering Event, the Holder may, at the Holder’s option, convert (i) all or part of the Balance (such amount to be converted, the “Converted Principal Amount”) into a number of shares of Common Stock equal to the quotient of the Converted Principal Amount (which shall not be less than Thirty-Five Thousand Dollars ($35,000)) divided by the Exchange Ratio; and (ii) all or part of the then Accrued Interest (such interest amount to be converted, the “Converted Interest Amount”) into a number of shares of Common Stock equal to the quotient of the Converted Interest Amount divided by the Exchange Ratio.

c. Mandatory Conversion by Borrower. If on any date following the Anniversary Date, the average volume of shares of Common Stock traded on the Stock Exchange has equaled or exceeded 100,000 shares per day for the 10 trading days prior to the applicable date, Borrower may, at Borrower’s option to be effected only prior to the opening of trading on the Stock Exchange on the next trading date, convert (A) all or part of the Balance (such amount to be converted, the “Mandatory Converted Amount”) into a number of shares of Common Stock equal to a quotient of the Mandatory Converted Amount (which shall not be less than Thirty-Five Thousand Dollars ($35,000)) divided by the Exchange Ratio and (B) all or part of the then accrued but unpaid interest (such amount to be converted, the “Mandatory Converted Interest Amount”) into a number of shares of Common Stock equal to the quotient of the Mandatory Converted Interest Amount (which shall not be less than Thirty-Five Thousand Dollars ($35,000)) divided by the Exchange Ratio (each such event, a “Mandatory Conversion”). At the time of any Mandatory Conversion, all shares of Common Stock into which any Mandatory Converted Amount or any Mandatory Converted Interest Amount may convert must be registered for sale in any public offering. Borrower and Holder each agree that the intent of this provision is to ensure that Holder may freely trade any Common Stock received as a result of any Mandatory Conversion.

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d. Procedure for Conversion.

i. Voluntary Conversion. In order for the Holder to voluntarily convert all or part of the Balance or Accrued Interest into shares of Common Stock, the Holder shall provide written notice to the Borrower’s transfer agent at the office of the transfer agent for the Common Stock (or at the principal office of the Borrower if the Borrower serves as its own transfer agent) that the Holder elects to convert all or part of the Balance or Accrued Interest, or both, identifying the Converted Principal Amount or the Converted Interest Amount, or both, to be converted. The notice shall state the Holder’s name or the names of the nominees in which the Holder wishes the shares of Common Stock to be issued.

ii. Mandatory Conversion. In order for the Borrower to require conversion of all or part of the Balance or Accrued Interest into shares of Common Stock, the Borrower shall provide written notice to the Holder that Borrower elects to convert all or part of the Balance or Accrued Interest, or both, identifying the Mandatory Converted Amount or the Mandatory Converted Interest Amount, or both, to be converted. Upon receipt of such notice, the Holder shall provide to Borrower of the Holder’s name or the names of the nominees in which the Holder wishes the shares of Common Stock to be issued.

iii. Other Requirements. The close of business on the date of receipt by the transfer agent (or by the Borrower if the Borrower serves as its own transfer agent) of the Holder’s notice of voluntary conversion or the opening for trading of the Stock Exchange on the date of Borrower’s notice of mandatory conversion shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the Balance or Accrued Interest, or both, shall be deemed to be outstanding of record as of such date and time. The Borrower shall, as soon as practicable after the Conversion Time but no later than the first business day following the date of the Conversion Time, issue and deliver to the Holder, or the Holders nominee or nominees, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof. The Borrower also shall provide to the Holder a proposed form of acknowledgement of the amount of the Balance or Accrued Interest, or both, satisfied by the such conversion and receipt for such certificates, for the Holder to sign and return to the Borrower.

e. Reservation of Shares. The Borrower shall at all times when the Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Balance or Accrued Interest, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the full value of the Note, the Borrower shall take such corporate action as may be necessary or appropriate to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Borrower’s Certificate of Incorporation.

f. Taxes. The Borrower shall pay any and all costs, expense, and taxes of issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the Balance or Accrued Interest pursuant to this Section 2. The Borrower shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than the Holder, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Borrower the amount of any such tax or has established, to the satisfaction of the Borrower, that such tax (if any) has been paid.

g. Termination of Rights. Except for the rights to obtain certificates representing shares of Common Stock and as set forth in Section 2.d.iii above or Section 2 .h below, all rights with respect to this Note shall terminate upon the effective conversion of the entire Balance, all of the Accrued Interest, and all other amounts due hereunder, whether or not this Note has been surrendered to Borrower for cancellation.

h. Delivery of Stock Certificates. As promptly as practicable after any conversion of this Note into shares of Common Stock as provided herein, Borrower, at its cost and expense, shall issue and deliver to Holder the certificate or certificates evidencing the number of shares of Common Stock that are issuable to the Holder or the Holder’s nominees in connection with a conversion in accordance with this Section 2.

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i. Adjustment for Merger or Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Borrower in which Common Stock is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, the Balance then outstanding shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Borrower issuable upon conversion of the Balance outstanding immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction.

3. Security Interest. This Note is secured by all assets of Borrower pursuant to various documents set forth in the Purchase Agreement and duly executed by the Borrower as provided therein.

4. Events of Default. Each of the following shall constitute an “Event of Default” hereunder:

a. The Borrower shall (i) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator in respect of such Borrower, as the case may be, or of all or a substantial part of the assets of such Borrower, as the case may be, (ii) admit in writing its inability, to pay debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or applicable state bankruptcy laws or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

b. Default in the performance of any other obligation under this Note, the Purchase Agreement, the security agreements or any other document issued or executed in connection with this Note and such failure continues for ten (10) days after written notice to Borrower.

If any Event of Default shall occur under Section 4(a), then, the Balance and Accrued Interest hereunder shall become immediately due and payable without any notice, declaration or other act on the part of the Holder. If any Event of Default shall occur and be continuing, the Holder by written notice to the Borrower may declare the Balance to be immediately due and payable and shall have all of the rights and remedies of a secured party under the UCC and other applicable laws with respect to all of the collateral security granted to the Holder pursuant to the security documents entered into in connection with the Purchase Agreement.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would require or permit the application of the laws of any other jurisdiction.

6. Consent to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT MAY BE INSTITUTED ONLY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ARIZONA IN EACH CASE LOCATED IN THE COUNTY OF MARICOPA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF, AND SOLE VENUE IN, SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN THE PURCHASE AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LEGAL SUIT, ACTION OR ANY PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. Each of the Borrower and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 6 shall affect or limit any right to serve process in any other manner permitted by law.

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7. Collection Expenses. The Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all costs and expenses, including reasonable and documented attorneys’ fees, incurred by the Holder in endeavoring to collect or collecting any amounts payable hereunder which are not paid when due.

8. Amendment. Except as otherwise provided in this Note or in the Purchase Agreement, no modification or amendment hereof shall be effective unless (a) made in a writing signed by appropriate officers of each of Borrower and Holder.

9. Waiver. Borrower hereby waives presentment, protest, demand for payment, notice of dishonor, notice of protest or nonpayment, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

10. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

11. Addresses for Notices, etc. All notices, requests, consents, claims, demands, waivers and other communications hereunder, including all requests under Section 9-210 of the Uniform Commercial Code of the State, shall be in writing and shall be deemed to have been given (a) if mailed by certified or registered mail, four days after the date of mailing, (b) if hand delivered, on the date of delivery, (c) if sent by overnight courier service, on the day after the date of delivery to the courier, (d) if sent by facsimile during the recipient’s normal business hours of the recipient, on the day sent (and if sent after normal business hours, on the opening of the recipient’s business on the next day that is not a Saturday, Sunday or federal legal holiday) and (e) if sent by email, on the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

12. Headings; Interpretation. In this Note, (a) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (b) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Note and (c) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. All references in this Note to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement. This Agreement may be delivered personally, by facsimile or by electronic transmission (pdf sent via email).

14. Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Note and the issuance of any Common Stock upon the conversion hereof.

15. Registration Rights. The shares of Common Stock issuable upon conversion of this Note shall have the benefit of the registration rights set forth in the Purchase Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has caused this Secured Convertible Promissory Note to be executed by its duly authorized officer as of the date first above written.

EVO Transportation & Energy Services, Inc.

By:	/s/ John P. Yeros
Name:	John P. Yeros
Its:	Chief Executive Officer

AGREED & ACKNOWLEDGED:

Dan Thompson II LLC

By:	/s/ Dan Thompson
Name:	Dan Thompson
Its:	President

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